Exhibit 10.21B


                         May 1, 1997




William F. Wayland
Executive Vice President Administration
  and Chief Human Resource Officer
Textron Inc.
40 Westminster Street
Providence, RI 02903-2525

Dear Bill:

      The purpose of this letter is to confirm our agreement concerning your employment relationship with Textron and your Employment Agreement dated January 1, 1989.

      1. Effective July 1, 1997, your employment status shall be converted into that of an employee-consultant through the term of your Employment Agreement, which will expire on December 31, 1999. Your rights and obligations as an employee-consultant shall be as set forth in the Employment Agreement except as specifically set forth herein.

      2. Pursuant to your Employment Agreement, your compensation as an employee-consultant will be as follows:

           (a)  Base Pay: At the rate of $425,000 per annum.

           (b) Annual Incentive Compensation: Your annual incentive bonus will be $345,000 per year.

           (c) Performance Share Units: You will continue to be eligible for payouts for the three-year cycles ending December 31, 1997, 1998, and 1999. The discretionary portion of your payout for each of these years will be commensurate with payouts received by other Executive Vice presidents at Textron; provided that the total amount of your payout for any such year shall not exceed $631,000. You will not be eligible to receive any additional performance share unit awards.

           (d) You will not be eligible to receive any additional stock option awards.

     3. You agree to assist in the identification and recruitment of your successor and, upon the retention of your successor, to use your best efforts to facilitate a smooth and orderly transition of your responsibilities.

      4. Unless otherwise agreed, you shall continue to occupy your current office and perform your current duties and responsibilities on a full-time basis until July 1, 1997. You shall relinquish your current titles and responsibilities effective on such date. You will, as is customary, be entitled to any or all of your office furnishings should you so desire.

       5.     We   agree  that  any  internal  or   external
announcement concerning your change of status will be coordinated and that no public announcement by either party shall be made without the other party's consent, unless required by law. It is, however, understood that an announcement will be made as soon as practicable after both parties have signed this letter.

     6. Pursuant to your Employment Agreement, you will be entitled to the following benefits:

           (a)   financial  and tax planning (at  Management
                 Committee rates);

           (b) use of your current company car through the term of the present lease; use of a new company car thereafter; and eligibility to purchase that car at the end of its lease at the regular price and terms available to members of the Management Committee;

           (c) continued payment by Textron of dues for the Hope Club and Rhode Island Country Club;

           (d)  annual physical examination;

           (e) professional association dues, fees and expenses held in your name, at company expense, at current levels (to the extent that such memberships do not preclude your successor's membership in any such organization);

          (f) eligibility to participate in Textron's matching gift program;


           (g) office space and clerical support for consulting duties;

           (h) you will continue to be eligible to participate in the Deferred Income Plan and the survivor Benefit Plan at the three-times base salary level. Your retirement at the end of 1999 shall be considered a "separation" as defined in each of those plans.

     7.   Pursuant to Section 3.03 of the Supplemental Retirement
Plan and subject to the to the performance of your obligations hereunder, the Company hereby agrees that you will receive 100% of the benefit you would otherwise have been entitled to under such plan had you reached the age of 65 on January 1, 2000.

     8. During the term of your Employment Agreement, you agree that:

          (i) You will not, directly or indirectly, recruit any employee of the Company or any affiliate of the
                    Company:

          (ii) you will not, directly or indirectly, provide any services (as an employee or otherwise) for any person, firm or corporation that competes directly with the Company or any affiliate of the Company; and

          (iii) you will refrain from taking any action or making any statements, written or oral, which disparage the goodwill or reputation of the Company. Likewise, the Company will refrain from taking any action or making any statements, written or oral, which disparage you or your reputation.

     9. In consideration of paragraph 7 above, you agree not to file against the Company or any affiliate of the Company, their respective directors, officers, or employees, and you release the same from, any and all claims and lawsuits arising from your employment or termination including any claim or lawsuit alleging (i) breach of contract, (ii) wrongful termination, (iii) any unlawful or tortious acts, or (iv) discrimination, including discrimination under the Age Discrimination in Employment Act of 1967 or other federal, state or local laws regarding employment discrimination. This release shall not waive rights or claims that may arise after the date of execution of this letter.

     10. You acknowledge that your acceptance of the terms of this special arrangement is completely voluntary and you have been offered no other inducements, promises, or representations other than those included herein. You also acknowledge that, as required by Law, you have been advised to seek the advice of legal counsel prior to accepting this agreement. You may accept the terms of this agreement any time on or before May 22, 1997. You may withdraw your acceptance within seven calendar days after the execution of this agreement by providing written notification of such withdrawal to Wayne Juchatz, and this acceptance shall not be effective or enforceable until the seven day revocation period has expired.

     11. Your Employment Agreement as modified by this letter constitutes the entire agreement of the parties on the subject matter hereof, is intended to be binding on both parties and supersedes any prior agreements or understandings. All required approvals have been obtained.

      Please indicate your agreement with the above by signing and returning the enclosed copy of this letter.

                                   Sincerely,


                                   /s/James F. Hardymon
AGREED:




/s/William F. Wayland
(Signature)

Date: May 1, 1997